UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2015 (November 22, 2015)

Realty Finance Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55188 (Commission File Number)	46-1406086 (I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor

New York, New York 10022

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 454-6260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Matt Donnelly as President and Chief Operating Officer

On November 24, 2015, Donald MacKinnon resigned from his positions as President and Chief Operating Officer of Realty Finance Trust, Inc. (the “Company”), effective as of that same date. On November 24, 2015, the Board of Directors of the Company appointed Matt Donnelly to serve as President and Chief Operating Officer of the Company, effective as of that same date. There are no related party transactions involving Mr. Donnelly that are reportable under Item 404(a) of Regulation S-K.

Matt Donnelly, 45, served as senior vice president and head of originations of the Company from February 2014 to November 2015, where he was responsible for overseeing the sourcing and underwriting of commercial real estate debt investments for the Company’s portfolio and assisted with and coordinated the planned expansion of the Company’s physical presence into Los Angeles, Dallas, Atlanta and Chicago. Mr. Donnelly brings over 20 years of real estate finance experience to the Company and has been directly involved in more than $15 billion in finance transactions. Prior to joining the Company, he spent over five years at Cole Real Estate Investments, Inc. (“Cole”) overseeing the real estate finance team where he was responsible for sourcing, structuring and closing unsecured credit facilities and secured loans and the acquisition of commercial mortgage backed securities (“CMBS”) and whole loans. Prior to joining Cole, Mr. Donnelly spent nine years at Bear Stearns where he was a Managing Director overseeing an origination team in the CMBS group. From 1995 to 1999, he was a Loan Officer for Community Preservation Corporation where he originated and structured multi-family construction and permanent loans in New York City. Mr. Donnelly began his career in the real estate industry at The Bank of New York. Mr. Donnelly received a Bachelor of Arts degree in Economics from Fordham University and a Master’s degree in Real Estate Investment from New York University.

Appointment of Nicholas Radesca as Chief Financial Officer, Treasurer and Secretary

On November 22, 2015, Donald Ramon resigned from his positions as Chief Financial Officer, Treasurer and Secretary of the Company, effective as of that same date, to pursue other opportunities. There were no disagreements between Mr. Ramon and the Company. On November 24, 2015, the Board of Directors of the Company appointed Nicholas Radesca to serve as the Chief Financial Officer, Treasurer and Secretary of the Company, effective as of that same date. There are no related party transactions involving Mr. Radesca that are reportable under Item 404(a) of Regulation S-K.

Mr. Radesca, 50, previously served as Chief Financial Officer and Treasurer of the Company and its advisor from January 2013 to May 2015 and as Secretary of the Company and its advisor from November 2014 to May 2015. Mr. Radesca was appointed chief financial officer, treasurer and secretary of American Finance Trust, Inc. (“AFIN”), the AFIN advisor and the AFIN property manager in November 2015. Mr. Radesca previously served as interim chief financial officer, treasurer and secretary of AFIN from January 2014 to May 2015. Mr. Radesca also previously served as interim chief financial officer of the AFIN advisor and the AFIN property manager from January 2014 to May 2015 and as treasurer and secretary of the AFIN advisor and the AFIN property manager from December 2014 to May 2015. In addition, Mr. Radesca was appointed as chief financial officer of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”), the ARC DNAV advisor and the ARC DNAV property manager in January 2014, as treasurer of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager in November 2014 and as secretary of ARC DNAV, the ARC DNAV advisor and the ARC DNAV property manager in December 2014. Mr. Radesca has served as the interim chief financial officer, treasurer and secretary of New York REIT, Inc. (“NYRT”), the NYRT advisor, and the NYRT property manager since June 2015 and previously served in such capacities from February 2014 to March 2014. Mr. Radesca has served as the interim chief financial officer and treasurer of American Realty Capital New York City REIT, Inc. (“NYCR”), the NYCR advisor and the NYCR property manager since June 2015. Mr. Radesca has served as the interim chief financial officer and treasurer of American Realty Capital New York City REIT II, Inc. (“NYCR II”), the NYCR II advisor and the NYCR II property manager since June 2015. Mr. Radesca has served as chief financial officer and treasurer of Business Development Corporation of America since February 2013 and as its secretary since June 2013. Prior to joining ARC, the parent of the Company’s sponsor, in December 2012, Mr. Radesca was employed by Solar Capital Management, LLC, from March 2008 to May 2012, where he served as the chief financial officer and corporate secretary for Solar Capital Ltd. and its predecessor company, and Solar Senior Capital Ltd., both of which are publicly traded business development companies. From 2006 to February 2008, Mr. Radesca served as the chief accounting officer at iStar Financial Inc. (“iStar”), a publicly traded commercial REIT, where his responsibilities included overseeing accounting, tax and SEC reporting. Prior to iStar, Mr. Radesca served in various senior accounting and financial reporting roles at Fannie Mae, Del Monte Foods Company, Providian Financial Corporation and Bank of America. Mr. Radesca has more than 20 years of experience in financial reporting and accounting and is a licensed certified public accountant in New York and Virginia. Mr. Radesca holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from the California State University, East Bay.

Chief Investment Officer

On November 22, 2015, the Board of Directors of the Company removed Andrew Winer from his position as Chief Investment Officer of the Company, effective as of that same date. A successor to Mr. Winer has not yet been named.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Realty Finance Trust, Inc.
By:	/s/ Peter M. Budko
Name:	Peter M. Budko
Title:	Chief Executive Officer

Date: November 25, 2015